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                                                                    EXHIBIT 8(B)



                               SERVICE AGREEMENT

                                 BY AND BETWEEN

                          USAA LIFE INSURANCE COMPANY

                                      AND

                            USAA TRANSFER AGENCY CO.

                    D/B/A USAA SHAREHOLDER ACCOUNT SERVICES

     This Servicing Agreement (the "Agreement") made on the 3rd day of February, 1995, by and between USAA Life Insurance Company ("USAA Life") and USAA Transfer Agency, Co., a Delaware corporation, doing business as USAA Shareholder Accounts Services ("SAS").

                                    RECITALS
                                    --------

     WHEREAS, USAA Life and SAS are each affiliates of the United Service Automobile Association; and,

     WHEREAS, USAA LIFE has, by agreement with Vantage Computer Services, Inc. ("Vantage"), dated July 5, 1994 (the "Vantage Agreement"), appointed Vantage as its third party administrator for certain variable annuity contracts to be issued by USAA Life ("Contracts"), including USAA Life's variable tax-sheltered annuity contracts ("Variable TSAs"); and

     WHEREAS, USAA Life wishes SAS to serve as a designated recipient of applications and premiums paid with respect to Variable TSAs.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  Appointment of SAS

    USAA Life appoints SAS to serve as a designated recipient of applications and premiums paid with respect to Variable TSAs.

2.  Duty of SAS

    SAS shall receive applications and premiums paid with respect to Variable TSAs, and direct such applications and premiums, in accordance with instructions from USAA Life.
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3.  Duty of USAA Life and SAS

    USAA Life shall instruct SAS and SAS shall perform its duty pursuant to
Section 2, in accordance with: (a) the federal securities laws, including without limitation the principles under such laws to make it unnecessary for SAS to register as a broker-dealer under the Securities Exchange Act of 1934; (b) all other applicable agreements relating to the Contracts, including without limitation the Vantage Agreement and the Distribution and Administration Agreement between USAA Life and USAA Investment Management Company, an affiliate of SAS; and (3) the prospectus for the Contracts.

4.  Reimbursement

    USAA Life agrees to reimburse SAS for its reasonable expenses incurred in discharging its duties assumed under this contract. USAA Life and SAS agree to fully cooperate in creating and implementing reimbursement procedures.

5.  Termination

    This Agreement shall be effective as of the date first above written and shall remain in full force and effect thereafter, provided, however, that either party hereto may terminate this Agreement upon 60 days' prior written notice to the other party.

6.  Governing Law

     This Agreement shall be interpreted in accordance with and governed by the laws of the State of Texas.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.
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                                        USAA LIFE INSURANCE COMPANY



                                        BY: /s/ EDWIN L. ROSANE
                                            --------------------------
                                            EDWIN L. ROSANE, CLU, FLMI
                                            President


                                        USAA TRANSFER AGENCY CO. d/b/a
                                        USAA SHAREHOLDER ACCOUNT
                                        SERVICES


                                        BY: /s/ JOSEPH H. L. JIMENEZ
                                            ------------------------
                                            JOSEPH H. L. JIMENEZ
                                            Vice President


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